Exhibit 5.4

[Quarles & Brady LLP Letterhead]

July 9, 2012

Actuant Corporation

N86 W12500 Westbrook Crossing

Menomonee Falls, Wisconsin 53051

Re:	Actuant Corporation - $300,000,000 5.625% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special Wisconsin counsel to Actuant Corporation, a Wisconsin corporation (the “Company”), and are rendering this opinion in connection with the Company’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering by the Company of up to $300,000,000 in aggregate principal amount of its 5.625% Senior Notes due 2022 (the “Exchange Notes”), and the related joint and several, full and unconditional (except for certain customary limitations) guarantees of the Exchange Notes by the domestic subsidiaries of the Company listed on the Registration Statement (the “Guarantors”).

The Exchange Notes are being offered in exchange for the Company’s 5.625% Senior Notes due 2022 (the “Exchange Offer”), of which $300,000,000 million in aggregate principal amount is outstanding, which were issued and sold by the Company on April 16, 2012. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the “Indenture”), dated as of April 16, 2012, among the Company, the Guarantors and U.S. Bank National Association, as trustee.

In rendering the opinions contained herein, we have examined originals, or copies identified to our satisfaction, of the following documents:

1.	the Indenture;

2.	the Registration Statement;

3.	the form of Exchange Notes;

4.	the Amended and Restated Articles of Incorporation of the Company;

5.	the Amended and Restated Bylaws of the Company; and

6.	resolutions of the Company’s Board of Directors relating to the Indenture, the Registration Statement, the Exchange Offer and related matters.

We have also examined originals, or copies identified to our satisfaction, of such other corporate records of the Company and such other agreements and instruments and certificates of public officials or officers of the Company as we have deemed necessary as a basis for the opinions expressed below. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In rendering the opinions expressed below, we relied upon certificates of the Company given by certain of its officers as to certain factual matters and on certificates of public officials.

Based upon and subject to the foregoing and subject to the qualifications and exceptions set forth herein, we are of the opinion that:

i.	The Company is validly existing as a corporation in active status under the laws of the State of Wisconsin.

ii.	The Indenture and its execution and delivery have been duly authorized by the Company, and, as of the date of the Indenture, the Company had all necessary power and authority to enter into the Indenture and to perform its obligations thereunder. The Indenture has been duly executed by the Company.

iii.	The Exchange Notes have been duly authorized for issuance by the Company, and the Company has all necessary power and authority to issue the Exchange Notes.

Our opinion expressed above is limited to the present law of the State of Wisconsin and we do not express any opinion herein concerning any other law, under a conflict of laws analysis or otherwise.

This opinion deals only with the specific legal issues that it explicitly addresses and no other opinions shall be implied as to matters not so addressed.

This opinion is given as of the date hereof and is intended to apply only to those facts and circumstances that exist as of the date hereof. We assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention, any changes in laws that may hereafter occur, or to inform the Company of any change in circumstances occurring after the date of this opinion that would alter the opinion rendered herein.

This opinion may be relied upon, quoted and referred to by McDermott Will & Emery LLP, for the purpose of their rendering of a legal opinion in connection with the Company’s filing of the Registration Statement with the SEC. We consent to the filing of this opinion with the Registration Statement and the inclusion of our name under “Legal Matters” in any prospectus included therein. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP